Exhibit 10.26

SERVICES AGREEMENT

This Services Agreement (“Agreement”), effective as of the date accepted (“Effective Date”) is between Touchpoint Metrics, Inc., dba MCorp Consulting (A California corporation), located at 201 Spear Street, Suite 1100, San Francisco, California 94105  (“the Company”), and Centurion Medical Products located at 100 Centurion Way, Williamston, Michigan 48895 (“Client”).

The Company and Client agree to the following terms and conditions:

General Terms and Conditions

a.	Services: During the term of the Agreement, the Company agrees to provide services to Client which Client may authorize by the execution of a Statement of Work (“SOW”) as described in this Agreement.

b.	Term: This Agreement will commence on the Effective Date and remain in full force until terminated as provided for herein.

c.
Statements of Work:  Each SOW shall be issued in accordance with the terms of this Agreement, and will contain, where appropriate, the project name, description, budget estimates, payment schedules, billing rates, and provisions for out-of-pocket expenses. All SOWs or other forms of written authorization shall be subject to the terms and conditions set forth in this Agreement. In the event any conditions contained in an SOW conflict with any terms, conditions, or clauses in this Agreement, or there is an ambiguity between the SOW and this Agreement, then the provisions of this Agreement shall govern, unless clearly and specifically stated otherwise in the SOW.

d.	Timelines: Time is of the essence in completing SOWs on time and on budget. Client acknowledges that delays on its part may adversely affect schedules and costs.

e.
Approvals: Authorized approval sources for Client are as set forth in each SOW. Client shall review and approve all materials in writing. Client’s approval by any tangible medium (e.g. email) will be considered final approval. Once approved, any changes will be subject to revisions as articulated in Section “h” of this Agreement

f.
Responsibility as to Style and Content: Client is responsible for the truth, accuracy, and legality of all content provided to the Company. Client shall indemnify, hold harmless, and defend the Company against any and all damages, liabilities, expenses (including attorney’s fees), resulting from any claims, actions, or suits made by a third party as a result of: (a) claims, representations, statements or depictions in materials prepared or submitted by Client (“Client Materials”); (b) defects in the Client’s products or services; (c) allegations that copyright, trademark, patent or other rights of a third party have been infringed or violated by the Company as a result of the Company’s use of Client Materials. In any event, the Company shall cease all use of, and return to Client, all Client Materials immediately upon written request by Client for any reason.  Any indemnification obligations of Client set forth in this Agreement shall be subject to the following conditions: (i) the Company shall notify Client in writing promptly upon learning of any claim or suit for which indemnification is sought; (ii) Client shall have control of the defense or settlement; and (iii) the Company shall reasonably cooperate with the defense, at Client's expense.

g.
Responsibility as to Overall Relationship: Subject to Section (l) of this Agreement, Client is responsible for providing access to internal resources and records as required to fulfill the terms of this Agreement and each SOW, as well as timely and accurate responses to all communications from the Company. The Company is responsible for meeting defined timelines and budgets, and for fulfilling the expectations of Client as defined in this Agreement and approved elements of each SOW.

h.
Revisions: Any and all changes requested to Approved Materials or an SOW are subject to an Estimate Addendum (“EA”) to the related SOW. EA note requested changes, estimate their cost, and must be mutually agreed in writing by the Company and Client in order to continue. Through an approved EA, Client will authorize revisions and any additional services to each SOW in advance of any costs being accrued. Services required to complete any additional work beyond the scope of each SOW will be based on the Company’s then current fee schedules, or as specifically stated otherwise in the SOW.

i.	Sales Tax: Sales tax will be billed as applicable under California State law.

j.
Termination: Either party may terminate this Agreement by providing written notice to the other party in the event that the other party has failed to cure a material breach within fifteen (15) days after written notice of such breach by the non-breaching party. In the event of termination of this Agreement, the Company will invoice and be paid for all outstanding fees. All out-of-pocket costs will be billed to the Client, due and payable on receipt.

k.
Ownership: Upon final payment of all fees incurred under this Agreement, the Company grants the Client full use of final deliverables, research findings, report data and recommendations. Deliverables, including but not limited to draft plans, survey instruments, planning methodologies, processes, verbiage (e.g. plan copy), interface design or code (e.g. online survey instruments, source code), and other materials or processes developed or previously owned by the Company and used in the creation of any plans or materials, remain the sole property of the Company. All Company property is protected under applicable federal copyright and trademark laws. The Company may also use Client’s name and reference non-confidential work products resulting from this Agreement for the purposes of promotion.

l.
Confidentiality: For purposes of this Agreement, “Confidential Information” means information that a party desires to protect against disclosure, which is designated as confidential in writing at the time of disclosure or which, by its context, should reasonably be understood to be confidential. Both Parties to this Agreement acknowledge that Confidential Information includes, but is not limited to, business plans, trade secrets, customer information, methodology and processes, etc., and that Confidential Information may be exchanged by the parties. Therefore, both parties hereby agree to hold all Confidential Information received from the other party in strict confidence, and will strictly control all access to and distribution of any Confidential Information of the other party.

Specifically, and without limiting the generality of the foregoing, the Company shall not, without the Client's express written permission, reveal or otherwise make available to any person or persons any Confidential Information regarding the Client's products, businesses, customers or methods of operation learned by The Company during the term of this Agreement.

By the same token, Client will not reveal or otherwise make available to any person, persons or entity any confidential, privileged information or trade secrets regarding the Company’s methodologies, products, systems or methods of operation (including but not limited to Customer Experience

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Mapping, Loyalty Mapping®, Brand Mapping and Touchpoint Mapping®) learned by Client during the term of this contract. The provisions of this section will survive termination of this Agreement for a period of ten (10) years.

The foregoing prohibition on disclosure of Confidential Information shall not apply to the extent certain Confidential Information is required to be disclosed by the receiving party as a matter of law or by order of a court, provided that the receiving party uses reasonable efforts to provide the disclosing party with prior notice of such obligation to disclose and reasonably assists in obtaining a protective order therefore.

m.
Governing Law/Jurisdiction: This agreement, in its validity, construction and performance, shall be governed in all respects by the laws of the county of San Francisco, state of California, United States of America.

n.
Modification: This writing contains the entire agreement of the parties. No representations, understandings or prior agreements were made or relied on by either party, other than those expressly set forth. No agent, employee, or other representative of either party is empowered to alter any of the terms hereof.  Any alteration or modification of this Agreement shall be effective only if completed in writing and signed by an approved signatory of both parties.

o.
Warranty:  The Company warrants that (i) it has the right to provide the services hereunder, (ii) in providing the services and any deliverables, The Company has not improperly used or misappropriated patent, copyright, trademark, trade secret or other proprietary rights of any third party, (iii) the deliverables will meet the descriptions and requirements set forth in the SOW, and (iv) The Company will perform the services in a good and workmanlike manner.

p.
Insurance:  The Company shall maintain, at its own expense, sufficient insurance to cover its performance of services hereunder, including but not limited to, workers’ compensation insurance when required by law.

q.
Counterpart:  This Agreement may be executed in counterparts by the parties and shall become effective when all parties hereunder have executed the Agreement.  Signatures may originally be transmitted by facsimile or email.

r.
Miscellaneous:  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, the remaining provisions being deemed to continue in full force and effect.  Any notice to a party required or permitted hereunder shall be sufficiently given only when provided in writing, and either personally delivered or sent via certified or registered mail or recognized overnight delivery service to the party's address indicated herein.  A failure by either party to enforce any right under this Agreement shall not at any time constitute a waiver of such right or any other right, and shall not modify the rights or obligations of either party under this Agreement.

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IN WITNESS WHEREOF, the above parties have set their hands and seal this 4th day of October, 2012.

For the Company	Accepted for Client

MICHAEL HINSHAW	TOM ARCHIPLEY
Signature	Signature

Michael Hinshaw	Tom Archipley
President	President/CEO

10/7/12
October 4, 2012	Date

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